UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 29, 2010

PHARMATHENE, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32587	20-2726770
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Park Place, Suite 450, Annapolis, Maryland	21401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (410) 269-2600

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

On October 29, 2010, PharmAthene, Inc. (the “Company”) entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC (the “Underwriter”), relating to the issuance and sale of an aggregate of 4,300,000 shares of the Company’s common stock, at a public offering price of $3.50 per share (the “Offering”).  The Company expects to receive net proceeds of approximately $14.1 million from the Offering before the payment of offering expenses payable by the Company.  In the Underwriting Agreement, the Company also granted the Underwriter an option to acquire an additional 645,000 shares of common stock solely to cover overallotments made in connection with the Offering.  In addition, the Company agreed to reimburse the Underwriter for certain expenses incurred by it in connection with the Offering (including reasonable attorney’s fees and expenses) up to $55,000. A copy of the Underwriting Agreement is attached as Exhibit 1.1 to this Current Report on Form 8-K, and is incorporated herein by reference.

The Company also engaged Noble Financial Group, Inc. (“Noble”) to serve as its non-exclusive financial advisor in connection with the Offering.  Noble will receive a financial advisory fee of $75,000, which will reduce the underwriting discount payable to the Underwriter in connection with the Offering.

The net proceeds of the Offering will be used to repay certain indebtedness of the Company and for general corporate purposes.

The description of the Offering provided herein is qualified in its entirety by reference to the Underwriting Agreement, a copy of which is filed as an exhibit to this report.  The Company has filed the Underwriting Agreement as required by the rules and regulations of the Securities and Exchange Commission (the “Commission”).  The Underwriting Agreement contains representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions thereof and in the context of the specific relationship between the parties.  The provisions of the Underwriting Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties thereto and are not intended to be relied upon by investors and the public. Rather, investors and the public should look to the Company’s filings with the Commission for information regarding the Company.

The Shares are being issued pursuant to a prospectus supplement dated October 29, 2010, filed with the Commission pursuant to Rule 424(b) under the Securities Act, as part of a shelf takedown from the Company’s registration statement on Form S-3 (File No. 333-156997), including a related prospectus, which was declared effective by the Securities and Exchange Commission on February 12, 2009.

On October 29, 2010, eight of the Company’s note holders (including five affiliated funds) elected to convert their 10% senior convertible notes pursuant to an early conversion agreement (the “Early Conversion Agreement”).  In exchange for the note holders’ election to convert the notes prior to their July 2011 maturity, in addition to receiving shares of the Company's common stock as a result of the conversion, they received cash payments corresponding to the interest foregone, i.e. the interest such holders would have received between the conversion date and the maturity date had they held the note through maturity. Such holders are affiliates, officers or directors of PharmAthene.  A copy of the Early Conversion Agreement is attached as Exhibit 1.2 to this Current Report on Form 8-K, and is incorporated herein by reference.

On October 28, 2010, the Company issued a press release announcing that it intended to conduct the Offering.  The text of the press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

On October 29, 2010, the Company issued a press release announcing the specific terms and conditions of the Offering.  The text of the press release is included as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

Item 8.01	Other Events

As used in this section, the term “we”, “us” and “our” refers to the Company.

On October 29, 2010, eight of the Company’s note holders (including five affiliated funds) elected to convert their 10% senior convertible notes pursuant to an early conversion agreement (the “Early Conversion Agreement”).  In exchange for the note holders’ election to convert the notes prior to their July 2011 maturity, in addition to receiving shares of the Company's common stock as a result of the conversion, they received cash payments corresponding to the interest foregone, i.e. the interest such holders would have received between the conversion date and the maturity date had they held the note through maturity.

Conditional Listing on NYSE Amex

On July 26, 2010, we received a letter from the NYSE Amex, stating that we are not in compliance with the exchange’s continued listing standards, specifically, Sections 1003(a)(i), (ii) and (iii) of the NYSE Amex Company Guide, because we have stockholders’ equity of less than $2.0 million, $4.0 million and $6.0 million and losses from continuing operations and net losses in two of our three most recent fiscal years, three of our four most recent fiscal years and our five most recent fiscal years, respectively.

On August 25, 2010, we submitted a plan to the NYSE Amex addressing how we intend to regain compliance with the continued listing standards by January 26, 2012, the end of the eighteen-month compliance period under NYSE Amex rules.  Based on the information in our compliance plan and related discussions with exchange staff, the NYSE Amex determined that we had made a reasonable demonstration of our ability to regain compliance with Sections 1003(a)(i), (ii) and (iii) of the NYSE Amex Company Guide by January 26, 2012 and that it would continue the listing of our common stock subject to conditions.  The conditions include (a) the requirement to provide exchange staff with updates on the initiatives included in our compliance plan, at least once each quarter concurrent with our corresponding periodic SEC filing, (b) the periodic review of our compliance with the plan by exchange staff, and (c) the approval of a NYSE Amex management committee prior to any issuances of additional shares of common stock.  We currently believe that we are in compliance with these conditions.   If we do not show progress consistent with our compliance plan, or we do not meet the continued listing standards by January 26, 2012, the NYSE Amex could initiate delisting proceedings.  We may appeal any delisting determination before a listing qualifications panel of the exchange and in turn request a review of the decision of such panel by the exchange’s Committee on Securities.

Status of SIGA Litigation

In March 2010, Siga Technologies, Inc., or SIGA, filed a motion for summary judgment relating to our lawsuit filed against them in 2006.  Oral argument was held in July 2010 and the court indicated that it would render a decision by the end of October 2010.  If the court rules in favor of SIGA, significant claims in our case could be dismissed, drastically limiting our chances for a meaningful remedy.  We cannot assure you that SIGA will not prevail on its motion for summary judgment or that if the case eventually proceeds to trial, we will prevail or even recover any costs or damages.

Conversion of Outstanding Convertible Senior Notes

As of the date of this prospectus supplement, convertible notes in the aggregate principal amount of approximately $19.3 million, bearing interest of 10% per annum, are outstanding.  These notes are convertible into up to approximately 8.5 million shares of our common stock (based on principal amount plus interest through the date of this prospectus supplement). Under the terms of the notes, each holder converting notes is entitled to receive a number of shares corresponding to principal and accrued interest through the date of conversion (plus any accrued and unpaid late charges). We have offered to pay any holder exercising his conversion right prior to maturity an amount in cash corresponding to the interest foregone, i.e., the interest the holder would have received between the conversion date and the maturity date had he held the note through maturity as disclosed above.

Any net proceeds of this offering not paid to holders of our convertible notes will be used for general corporate purposes.

Related Party Transactions

MPM Bioventures is purchasing 430,000 shares of our common stock in this offering under the same terms as they are offered to the public hereunder.

Certain of our affiliates, officers and directors (and their family members) own convertible senior notes due July 2011 and, assuming they convert their notes in accordance with the procedures outlined above, will receive cash payments from the proceeds of this offering corresponding to the interest foregone, i.e., the interest the holders would have received between the conversion date and the maturity date had they held the note through maturity.

In the alternative, to the extent we repay their Notes either upon a redemption or at maturity thereof, we would use the proceeds hereof for the benefit of such affiliates, officers and directors (and their family members). See “Use of Proceeds”

Update on Nerve Agent Countermeasure Program

In 2006 we entered into a contract with the U.S. Department of Defense (“DoD”) to develop a medical countermeasure for nerve agent exposure to protect the warfighter.  This program utilizes the recombinant enzyme butyrylcholinesterase, or “rBChE”, a naturally occurring bioscavenger, as its active ingredient.  Our first generation program for producing rBChE, which we refer to as Protexia®, utilizes transgenic goats to produce the enzyme in their milk.  We have also been working on a second generation approach, which we refer to as our Advanced Expression System, or “AES”, that utilizes a mammalian-cell-based expression system for rBChE.

While the AES technology is still at an early research stage, if our efforts are successful, we believe this cell-based approach could have significant advantages over the transgenic goat-based approach originally developed to produce Protexia®.  Specifically, we believe these advantages could include:

•	An established manufacturing platform, consistent with those used for other biotechnology products and with the U.S. government’s recent advanced manufacturing system initiative.

•	Final product with a pharmacokinetic (PK) profile that more closely resembles naturally occurring butyrylcholinesterase, or BChE, from human blood plasma.

•	Higher production yields than a transgenic goat based approach.

•	Substantially lower costs of production to yield significant savings to our DoD customer.

•	A more traditional regulatory path to FDA licensure.

•	Greater ability to scale up production if demand increases.

The DoD has recently informed us that it is deferring a decision on whether to fund advanced development of Protexia® for the time being, potentially for several years, due to budget constraints and concerns about potential duration of protection with the current route of Protexia® administration as compared to the human blood plasma derived BChE product.  DoD has said they need more data regarding the duration of protection of Protexia® before making a decision regarding future advanced development funding, and it is unclear at this time how long and what the cost would be to address their concerns. As such, our existing September 2006 contract related to milk collection for Protexia® will not be extended past its current term, which ends on December 31, 2010.

The second generation AES approach is more consistent with the DoD requirements.  We believe the AES could provide a potentially safe and effective nerve agent countermeasure for the warfighter in a shorter timeframe and at a more affordable cost than the transgenic goat-based product.  Consequently, we plan to defer the decision on whether to generate the additional data DoD has requested, pending the results of our work on the AES.

In connection with the expiration of our current contract for milk collection for Protexia®, we will eliminate our transgenic goat operations and are in discussions with a third party to establish the capability to initiate production of the transgenic goat-based product at an FDA-licensed facility if the government decides to pursue development of this product again in the future.  In the fourth quarter of 2010 and the first half of 2011, we expect to incur a modest amount of severance and other wind-down costs related to the termination of our Protexia®-related operations, but have not yet determined whether we will need to write down the net book value of our Protexia® related assets, and if required, how much that will be.  We expect to complete this analysis in the fourth quarter 2010.

We are in advanced discussions with the DoD regarding a new contract to fund on-going research we have been conducting related to the production of rBChE using our AES. Based on those discussions, we currently anticipate that DoD will award a contract to us before the end of 2010 for up to $5.9 million to support this initial work. We cannot assure you, however, that the contract will be awarded in this time frame, or at all, or of the specific terms of any such contract. Also, in September 2010 we submitted a white paper to the DoD for additional funding of up to approximately $30 million over three years to support further development of the AES, including process development and manufacture of cGMP material for non-clinical and clinical testing, IND-enabling safety and toxicity studies, IND submission, and a Phase I human clinical study.  If DoD approves the white paper, we can submit a formal proposal for funding this work.  If DoD were to accept our proposal and award us such funding, it would likely not occur before the fourth quarter 2011.

Update on BARDA performance evaluation

In response to the performance evaluation for the period April 1, 2009 through April 30, 2010 we received from BARDA under our current contract for the advanced development of SparVax™, we have implemented key organizational changes and information sharing enhancements.  We have received positive feedback from BARDA personnel in recent months. BARDA has also solicited our input regarding achievements since the last assessment by BARDA and agreed to provide an interim assessment prior to the end of the year, which we anticipate will recognize our improved execution.

Update on Valortim® partial clinical hold

As part of our investigational plan regarding the partial clinical hold on Valortim®, we conducted a subcutaneous skin testing study with five subjects, including the two subjects who had adverse reactions as part of our Valortim®/Ciprofloxacin study. There were no positive skin test reactions to Valortim® or it excipients, suggesting that the adverse reactions previously observed were not likely to be allergic reactions.

We recently presented this information to the FDA and the Safety Monitoring Committee (SMC) for Valortim®, which agreed with our plan to propose to FDA an intravenous (IV) dose-escalation study of Valortim® with a slower infusion rate than that used in the Valortim®/Ciprofloxacin study.  We plan to send our final investigation plan report, IV dose escalation protocol, and SMC recommendations to FDA in early November, and believe that we are well-positioned for FDA to permit us to proceed with the dose escalation study, with dosing of the first subject scheduled  for January 2011.

We updated BARDA during the course of our investigation, and the agency has continued to express interest in Valortim®.  We plan to submit a white paper to BARDA for advanced development funding for Valortim® of in excess of $100 million before the end of 2010, and subject to BARDA’s agreement, submit a formal funding proposal as soon as possible thereafter.

Item 9.01	Financial Statements and Exhibits

(d)  The following exhibits are filed herewith:

No.	Description

1.1	Underwriting Agreement dated as of October 28, 2010 by and among the Company and Roth Capital Partners, LLC.

1.2	Form of Early Conversion Agreement

5.1	Opinion of SNR Denton US LLP.

99.1	Press Release dated October 28, 2010.

99.2	Press Release dated October 29, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHARMATHENE, INC. (Registrant)

Date: October 29, 2010	By:	/s/ Charles A. Reinhart III
Charles A. Reinhart III
Senior Vice President and Chief Financial Officer